Investor Contacts:   Tim Schugel / Tony Ishaug

Telephone: (952) 944-5600

DEPARTMENT 56 REPORTS FIRST QUARTER 2002 RESULTS;

Q1 Orders up 4%

April 25, 2002 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported revenue and earnings for the first quarter ended March 30, 2002.

For the quarter, revenues were $32.5 million, compared to $29.1 million in the prior year. Net loss for the first quarter was $0.5 million or $0.04 per share, before a litigation settlement and the cumulative effect of a goodwill accounting change discussed below. The results for the first quarter of 2001, adjusted to exclude goodwill and trademark amortization for comparative purposes, were a net loss of $0.7 million or $0.05 per share.

During the first quarter of 2002, Department 56 received net proceeds (before taxes) of $11.0 million in settlement of the Company’s litigation against Arthur Andersen LLP and Andersen Worldwide Société Coopérative concerning implementation of its information systems, as previously reported. This recovery resulted in other income of $5.4 million and a $5.6 million reduction in net depreciable assets. This settlement, net of tax, increased EPS for the quarter by $0.27. A claim under the federal bankruptcy “preference” statute for a refund of the settlement proceeds received by Department 56 may be asserted if insolvency proceedings are filed by or against Arthur Andersen LLP on or before May 30 of this year.

Additionally, Department 56 adopted SFAS No. 142 during the first quarter of 2002. This accounting standard changes the method by which companies evaluate goodwill for impairment, as well as eliminates the requirement to amortize assets with indefinite lives such as goodwill. Almost all of Department 56’s goodwill relates to the leveraged buyout of the Company in 1992. The Company has recorded a $93.7 million charge for the cumulative effect of adopting SFAS No. 142, which reduced EPS for the quarter by $7.21. This non-cash charge does not affect the Company’s operations and will not affect the financial covenant calculations under the Company’s credit agreements. Under this accounting standard, the Company ceased the amortization of goodwill and other intangible assets with indefinite lives as of the beginning of this year.

Including the litigation settlement and the cumulative effect of adopting SFAS No. 142, Department 56 reported a net loss for the first quarter of $90.7 million, or $6.98 per share.

Wholesale Customer Orders

Wholesale customer orders increased approximately 4% from $109.7 million in the first quarter of 2001 to $114.1 million in the first quarter of 2002. Orders for the Company’s Village Series products were up approximately 1%, while General Giftware orders were up approximately 9%.

“Our order rate for the first quarter signifies the continued strength of our product lines and provides an early sign of the results of our strategy to build and reinforce Department 56’s position as a year-round celebrations company,” noted Susan Engel, Chairwoman and Chief Executive Officer. “We are particularly pleased to see the strong response to our Fourth of July and Halloween products.”

First Quarter Highlights

First quarter wholesale revenues for Village and General Giftware products were $18.0 million and $9.2 million, respectively, compared to $16.4 million and $12.3 million, respectively, in the first quarter of last year. The decrease in wholesale revenues was principally due to lower inventory balances at the beginning of 2002.

Retail revenues for the quarter were $5.3 million compared to $0.4 million in the first quarter of 2001. The Company’s retail business is comprised of its Department 56 branded year-round stores, seasonal stores operating under the name “Holidays by Department 56” and seasonally-operated kiosks operating under the Geppeddo brand. First quarter 2001 retail results reflect the operations of two of the Company’s year-round stores, while first quarter 2002 retail results reflect the operations of three year-round stores, as well as January sales results of ten seasonal stores and 359 seasonal Geppeddo kiosks.

Gross margin as a percentage of sales was 56.2% for the first quarter, compared to 54.2% in the first quarter of 2001. The increase in first quarter 2002 gross margins was principally due to an increase in retail sales, which provide higher gross margins. Retail sales represented 16% of sales in the first quarter of 2002, compared to 1% in the first quarter of 2001. Management anticipates full-year fiscal 2002 gross margin as a percentage of sales to approximate fiscal 2001 levels.

Selling, General and Administrative expenses for the quarter were $18.2 million, or 56% of sales, compared to $14.8 million, or 51% of sales in the first quarter of 2001. The increase in SG&A as a percentage of sales was principally due to an increase in retail operations. The Company’s retail segment has higher SG&A as a percentage of sales than its wholesale segment.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter, excluding the litigation settlement, was $1.7 million compared with $2.7 million a year ago.

Interest expense for the quarter was $1.1 million compared to $2.2 million in the first quarter of 2001. The decrease in interest expense over the comparable period resulted from a lower interest rate environment as well a decrease in the amount of term debt outstanding. The Company paid down $20 million of its term debt in March of 2001.

The Company’s income tax rate for the first quarter of 2002 was 36%, compared to a rate of 38% in the first quarter of 2001. The change in the income tax rate reflects the change in accounting for goodwill and other intangible assets noted above.

Department 56 continues to benefit from improved working capital management. Accounts receivable as of the end of the first quarter were $17.7 million compared to $21.5 million at the end of the first quarter of last year. The reduction in accounts receivable is primarily due to improved collections. Inventories decreased over 40% from $14.6 million a year ago to $8.3 million at the end of the first quarter due to improved inventory planning.

Capital Expenditures in the first quarter were $0.1 million, $1.2 million below the $1.3 million invested during last years’ first quarter. For the full year, management expects total capital expenditures to be in line with historical levels of 1% to 2% of annual revenues.

Fiscal 2002 Outlook

“During this year, our focus will continue to be on executing our initiatives aimed toward generating top line growth and improving operational processes. We plan to build on our approach of offering additional reasons and opportunities for our existing and new consumers to decorate to celebrate throughout the year. This includes expanding our holiday and seasonal product offerings and extending the reach of our brand through wider, complementary distribution. Our investments in streamlining our product development process and enhancing our supply chain underscore our commitment to growth,” said Ms. Engel. “As evidenced by our first quarter order rate, our efforts toward this end are beginning to pay off. While we face challenging order comparatives for the balance of the year, I am confident in our ability to continue to provide the exceptional products, outstanding service and operational excellence that will drive improved performance going forward.”

Based on management’s expectations at this time, full-year fiscal 2002 earnings per share is expected to be in the range of $2.00 to $2.10, excluding the cumulative effect of adoption of SFAS No. 142. Fiscal year 2001 earnings per share were $1.24. The major factors influencing the comparability of 2001 EPS with management’s outlook for 2002 EPS are:

•	The reduction in amortization expense resulting from the change in accounting standard, which management estimates will add $0.37 to 2002 earnings;
•	The contribution to 2002 earnings from the litigation settlement of $0.27;
•	The investment impairment charge of $0.23 that reduced 2001 earnings; and
•	Partially offsetting the previous three factors is the positive impact on 2001 earnings of $0.08 from the reversal of prior year tax accruals.

Ms. Engel added, “Department 56 is well positioned for the future. Our balance sheet is strong, our business appears to have stabilized and we have initiatives in place to grow our current business. Our strategy also includes the pursuit of a prudent, but significant, acquisition[s] that aligns with and complements our existing business. We intend to accumulate cash over the next three years to facilitate this strategy. I firmly believe this action will pave the way to a larger, stronger, more successful company with critical mass that will result in significantly increased shareholder value. In the event that we are not able to identify an acceptable acquisition[s] by mid-2005, our intent is to return this cash to our shareholders at that time.”

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments — holidays, special days, every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday, special occasion and home accent product lines, the company designs and develops festive assortments with the highest principles of quality and creativity. Department 56 also offers Geppeddo brand dolls, doll accessories and plush items.

Department 56 sells products through several channels: wholesale customers who operate approximately 13,600 gift, specialty and department store locations in the United States and Canada, international distributors, three company-operated retail stores and approximately 370 company-operated seasonal stores and kiosks throughout the United States.

Investors will have the opportunity to listen to the Company’s April 26 conference call over the Internet at www.companyboardroom.com. To listen to the live call, please go to the web site prior to the 9:00 a.m. EST call. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2001 dated March 28, 2002 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

# Financial Tables Follow #

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

Unaudited

	March 30, 2002	December 29, 2001

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$56,324	$48,088
Accounts receivable, net	17,683	23,584
Inventories	8,315	11,151
Other current assets	9,023	11,328
Total current assets	91,345	94,151

PROPERTY AND EQUIPMENT, net	22,859	29,749
GOODWILL, TRADEMARKS AND OTHER, net	60,243	153,963
OTHER ASSETS	2,215	1,958
	$176,662	$279,821

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$32,235	$900
Accounts payable	5,701	10,811
Other current liabilities	15,434	19,546
Total current liabilities	53,370	31,257

DEFERRED TAXES	5,432	7,717
LONG-TERM DEBT	51,765	84,100
STOCKHOLDERS’ EQUITY	66,095	156,747

$

176,662

$

279,821

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

Unaudited

	Quarter Ended
	March 30, 2002	March 31, 2001

NET SALES	$32,498	$29,125
COST OF SALES	14,220	13,351

Gross profit	18,278	15,774

Selling, general, and administrative expenses	18,176	14,806
Amortization of goodwill, trademarks and other	66	1,374

INCOME (LOSS) FROM OPERATIONS	36	(406)

Interest expense	1,056	2,236
Litigation settlement	(5,388)	—
Other, net	(208)	(316)

INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
	4,576	(2,326)

INCOME TAX PROVISION (BENEFIT)	1,647	(884)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
	$2,929	$(1,442)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(93,654)	—

NET LOSS	$(90,725)	$(1,442)

INCOME (LOSS) PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
	$0.23	$(0.11)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(7.26)	—

NET LOSS PER SHARE	$(7.03)	$(0.11)

INCOME (LOSS) PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE — ASSUMING DILUTION	$0.23	$(0.11)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(7.21)	—

NET LOSS PER SHARE — ASSUMING DILUTION	$(6.98)	$(0.11)

WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	12,899	12,845

WEIGHTED AVERAGE SHARES OUTSTANDING — ASSUMING DILUTION	13,002	12,845

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION

(In thousands)

Unaudited

	Quarter Ended
	March 30, 2002	March 31, 2001

Wholesale

NET SALES	$27,165	$28,705
INCOME FROM OPERATIONS	10,977	10,793

Retail

NET SALES	$5,333	$420
LOSS FROM OPERATIONS	(1,633)	(446)

Other

LOSS FROM OPERATIONS	$(9,308)	$(10,753)

Consolidated

NET SALES	$32,498	$29,125
INCOME (LOSS) FROM OPERATIONS	36	(406)

The Company has two reportable segments - wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company’s chief executive officer (the “CEO”) currently reviews the results of these operations.  Income from operations for each operating segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated  to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations which are classified below income from operations are also not allocated by segment.  In addition, the Company does not account for or report assets, capital expenditures or depreciation and amortization by segment.  All transactions between operating segments have been eliminated and are not included in the table above.